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                                                                      EXHIBIT 15

                                 LEHMAN BROTHERS

                                                               February 15, 2007

                                   TRANSACTION

SmithKline Beecham Corporation
One Franklin Plaza
200 N. 16th Street
Philadelphia, PA 19102
Attn: Donald Parman, fax 215-751-5349
CC: Subesh Williams,

Global Deal Id: 2883070
Effort Id: [_____]

Dear Sir or Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Lehman Brothers
Finance S.A. ("Party A") and SmithKline Beecham Corporation ("Party B") on the
Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master
Agreement dated as of May 21, 2002, as amended and supplemented from time to time (the "Agreement"), between Party A and Party B. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives
Definitions (the "Equity Definitions") and the 2000 ISDA Definitions (the "Swap
Definitions", and together with the Equity Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation. References herein to "Transaction" shall be deemed references to "Swap Transaction" for purposes of the Swap Definitions and "Share Swap Transaction" for purposes of the Equity
Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.

Party A and Party B each represents that entering into the Transaction is within its capacity, is duly authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Party A and Party B each represents that (a) it is not relying on the other party in connection with its decision to enter into this Transaction, and neither party is acting as an advisor to or fiduciary of the other party in connection with this Transaction regardless of whether the other party provides it with market information or its views; (b) it understands the risks of the Transaction and any legal, regulatory, tax, accounting and economic consequences resulting therefrom; and (c) it has determined based upon its own judgment and upon any advice received from its own professional advisors as it has deemed necessary to consult that entering into the Transaction is appropriate for such party in light of its financial capabilities and objectives. Party A and Party B each represents that upon due execution and delivery of this Confirmation, it will constitute a legally valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable principles of bankruptcy and creditors' rights generally and to equitable principles of general application.

                          LEHMAN BROTHERS FINANCE S.A.
          TALSTRASSE 82 - P.O. BOX 2828 - CH-8021 ZURICH - SWITZERLAND
  TELEPHONE (41-1) 287 88 42 - TELEFAX (41-1) 287 88 25 - TELEX 812096 LBFS CH

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The terms of the Transaction to which this Confirmation relates are as follows:

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Agent:                           Lehman Brothers Inc. ("LBI") is acting as agent
                                 on behalf of Party A and Party B for this
                                 Transaction. LBI has no obligations, by
                                 guarantee, endorsement or otherwise, with
                                 respect to the performance of this Transaction
                                 by either party.

(A) GENERAL TERMS

Trade Date:                      February 15, 2007

Effective Date:                  Three (3) Exchange Business Days next following
                                 the Trade Date

Valuation Date:                  Each Averaging Date

Valuation Time:                  4:00 p.m. (local time in New York)

Shares:                          The common stock of Quest Diagnostics Incorporated
                                 (the "Issuer") Ticker:
                                 DGX

Exchange:                        New York Stock Exchange

Related Exchange(s):             Any exchange on which options or futures on the
                                 Shares are traded.

Number of Shares:                2,000,000

Initial Price:                   USD 52.5720

Depreciation Floor:              USD 52.5720

Appreciation Cap:                USD 82.6011

Final Price:                     To the extent Physical Settlement is
                                 applicable, Final Price shall be the closing
                                 price per Share quoted by the Exchange on each
                                 Averaging Date at the Valuation Time, without
                                 regard to extended or after hours trading. To
                                 the extent Cash Settlement is applicable, Final
                                 Price shall be the arithmetic average of the
                                 Relevant Prices, and "Relevant Price" shall be
                                 the closing price per Share quoted by the
                                 Exchange on each Averaging Date at the
                                 Valuation Time, without regard to extended or
                                 after hours trading.

Averaging Dates:                 November 25, 2014, November 26, 2014, November
                                 27, 2014, November 28, 2014, December 01, 2014,
                                 December 02, 2014, December 03, 2014, December
                                 04, 2014, December 05, 2014, December 08, 2014

Averaging Date Market
Disruption:                      Modified Postponement

Delivery Adjustment:             (a) If the Final Price is less than or equal to
                                 the Depreciation Floor, then the Delivery
                                 Adjustment equals 1.0

                                 (b) If the Final Price is greater than the
                                 Depreciation Floor, but less than or equal to
                                 the Appreciation Cap, then the Delivery
                                 Adjustment equals a fraction, the numerator of
                                 which is the Depreciation Floor and the
                                 denominator of which is the Final Price
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                                 (c) If the Final Price is greater than the
                                 Appreciation Cap, then the Delivery Adjustment
                                 equals 1.0 minus ((the Appreciation Cap minus
                                 the Depreciation Floor) divided by the Final
                                 Price).

(B) PARTY A'S PAYMENT OF
PURCHASE PRICE

Purchase Price:                  USD 105,144,000

Payment Date:                    To the extent Physical Settlement is
                                 applicable, Party A will pay the Purchase Price
                                 divided by the Number of Averaging Dates to
                                 Party B on each Delivery Date. To the extent
                                 Cash Settlement is applicable, Party A will pay
                                 the Purchase Price to Party B on the Cash
                                 Settlement Payment Date.

(C) PARTY B'S DELIVERY
OBLIGATIONS

Settlement Amount:               On each Averaging Date, the relevant Delivery
                                 Adjustment multiplied by the relevant Number of
                                 Shares for the relevant Averaging Date,
                                 provided that if such calculation results in
                                 any fractional Share, the Settlement Amount
                                 shall be rounded up to the next whole number of
                                 Shares and Party A shall pay the cash value
                                 thereof to Party B.

Cash Settlement Amount:          The Delivery Adjustment multiplied by the
                                 Number of Shares multiplied by the Final Price

Delivery Date:                   Three (3) Exchange Business Days next following
                                 each Averaging Date

Settlement Option:               Party B may elect Physical or Cash Settlement
                                 (with respect to all or a portion of the Number
                                 of Shares) by delivering a written notice of
                                 such election to Party A on or prior to the
                                 Election Date. If Party B elects Physical or
                                 Cash Settlement with respect to a portion of
                                 the Number of Shares, (i) Party B will be
                                 deemed to elect the other Settlement Option
                                 with respect to the remainder of the Number of
                                 Shares, (ii) the Number of Shares for each
                                 settlement option shall be deemed to be the
                                 portion with respect to which such election was
                                 made and (iii) the Purchase Price shall be
                                 allocated between the settlement options
                                 proportionally to the Number of Shares for each
                                 settlement option. If Party B does not provide
                                 such notice, Physical Settlement shall apply if
                                 the Posted Collateral on the Election Date
                                 consists of a number of freely-tradable Shares
                                 equal to the Number of Shares in book entry
                                 form; otherwise, Cash Settlement shall apply.

Election Date:                   The fifth (5th) Exchange Business Day prior to
                                 the first Averaging Date

Physical Settlement:             To the extent Physical Settlement applies, the
                                 Transaction shall expire in equal proportions
                                 of Shares on each Averaging Date, with the
                                 Delivery Date for each such Averaging Date
                                 occurring three (3) Exchange Business Days
                                 after each such Averaging Date. On each such
                                 Delivery Date Party B will deliver a number of
                                 freely-tradable Shares in book-entry form equal
                                 to the Settlement Amount to Party A, free and
                                 clear of any Encumbrances or Transfer
                                 Restrictions. Party B acknowledges and
                                 understands that any such delivery may require
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                                 Party B to provide an opinion of counsel and
                                 other documentation in a form acceptable to the
                                 Issuer and the transfer agent for the Shares to
                                 ensure the conversion of such Shares into
                                 book-entry form in advance of any delivery.

Cash Settlement:                 To the extent Cash Settlement applies, Party B
                                 will pay the Cash Settlement Amount to Party A
                                 on the Cash Settlement Payment Date.

Cash Settlement Payment Date:    Three Exchange Business Days next following the
                                 final Averaging Date

Collateral:                      If Party B elects to Transfer (and Transfers)
                                 the Independent Amount to Party A (which
                                 Independent Amount shall constitute Eligible
                                 Collateral with respect to Party B), Party A's
                                 Exposure under this Transaction shall be zero
                                 and Party B's Credit Support Amount (as Secured
                                 Party) shall be calculated without subtracting
                                 the Independent Amounts referred to in clause
                                 (iii) of the definition thereof; otherwise,
                                 Party A's Exposure under this Transaction shall
                                 be calculated as provided in the Credit Support
                                 Annex. At any time Party B may revoke such
                                 election by Transferring to Party A under the
                                 Credit Support Annex the then Delivery Amount
                                 (determined ignoring the Independent Amount and
                                 with Party A's Exposure under this Transaction
                                 being calculated as provided in the Credit
                                 Support Annex), in which case Party A shall
                                 promptly Transfer the Independent Amount to
                                 Party B. Party B acknowledges and understands
                                 that any revocation of its election to Transfer
                                 the Independent Amount may result in such
                                 Shares becoming subject to transfer
                                 restrictions under the Securities Act of 1933,
                                 as amended (the "1933 Act"), if such Shares
                                 have previously been converted into book-entry
                                 form. "Independent Amount" means, with respect
                                 to Party B for this Transaction, a number of
                                 Shares free and clear of any Encumbrances or
                                 Transfer Restrictions (other than transfer
                                 restrictions arising under the 1933 Act and
                                 other than under the Stockholders Agreement,
                                 dated as of August 16, 1999, between SmithKline
                                 Beecham PLC and the Issuer (the "Stockholders
                                 Agreement")) equal to the Number of Shares. The
                                 Independent Amount shall include all
                                 Distributions with respect to all Posted
                                 Collateral (other than cash dividends which are
                                 not Extraordinary Dividends). Notwithstanding
                                 any provision to the contrary in the Credit
                                 Support Annex, the Independent Amount shall be
                                 delivered by Party B without regard to the
                                 Minimum Transfer Amount and, except as provided
                                 above, Party A shall have no obligation to
                                 return the Independent Amount to Party B until
                                 all of Party B's obligations with respect to
                                 this Transaction have been satisfied. Party B
                                 agrees to provide three stock powers executed
                                 in blank with respect to each certificate
                                 evidencing any Shares delivered as Posted
                                 Collateral and to update such stock powers as
                                 necessary.

                                 Party A may use any Shares constituting Posted
                                 Collateral and the Independent Amount pursuant
                                 to Section 6(c) of the Credit Support Annex
                                 only upon Party B's consent. Party A agrees
                                 that if it uses any Shares pursuant to Section
                                 6(c) of the Credit Support Annex, it will
                                 provide additional collateral to Party B, the
                                 terms of which shall be consistent with market
                                 practice for stock loans of U.S. liquid equity
                                 securities unless the parties agree otherwise.
                                 Party B acknowledges and understands that any
                                 such use may require Party B to provide an
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                                 opinion of counsel and other documentation in a
                                 form acceptable to the Issuer and the transfer
                                 agent for the Shares to ensure the conversion
                                 of such Shares into book-entry form prior to
                                 such use. Party A agrees to cooperate in good
                                 faith with respect to the conversion of Shares
                                 into book-entry form. Party A agrees that LBI
                                 will hold any Shares constituting Posted
                                 Collateral in connection with this Transaction,
                                 that Party B is the beneficial owner of such
                                 Shares, and that, if such Shares are being held
                                 by LBI in book-entry form and are not being
                                 used by Party A pursuant to Section 6(c) of the
                                 Credit Support Annex, LBI will comply with its
                                 obligations under applicable law and regulation
                                 (including the rules of the New York Stock
                                 Exchange and the National Association of
                                 Securities Dealers) to forward to the
                                 beneficial owner all proxy and other materials
                                 properly furnished to it by the Issuer, in
                                 accordance with its standard business
                                 practices.

ADJUSTMENTS:

   Method of Adjustment:              Calculation Agent Adjustment

   Extraordinary Dividends:           For purposes of this Transaction and the
                                      definition of a "Potential Adjustment
                                      Event" (without limiting the generality of
                                      clause (iii) of Section 9.1(e) of the
                                      Equity Definitions), an "Extraordinary
                                      Dividend" shall mean, as calculated by the
                                      Calculation Agent, (i) any cash dividend
                                      or distribution declared with respect to
                                      the Shares at a time when the Issuer has
                                      not previously declared or paid dividends
                                      or distributions on such Shares for the
                                      prior four quarterly periods; (ii) any
                                      increase or decrease by more than 5%
                                      (determined on an annualized basis) in the
                                      then current quarterly dividend or (iii)
                                      any other "special" cash or non-cash
                                      dividend on or distribution with respect
                                      to the Shares which is, by its terms or
                                      declared intent, declared and paid outside
                                      the normal operations or normal dividend
                                      procedures of the Issuer.

EXTRAORDINARY EVENTS:

   Consequences of Merger
   Events:

   (a) Share-for-Share:               Alternative Obligation

   (b) Share-for-Other:               Cancellation and Payment

   (c) Share-for-Combined:            Alternative Obligation with respect to the
                                      New Shares and Cancellation and Payment
                                      with respect to the Other Consideration

Alternative Obligation:               The applicable definition of "Alternative
                                      Obligation" in subsections 9.3(b)and (d)
                                      of the Equity Definitions shall be amended
                                      by adding the following at the end of each
                                      such subsection:

                                      "including any one or more of the Initial
                                      Price, Final Price, Relevant Price, Number
                                      of Shares, Appreciation Cap, Depreciation
                                      Floor, Delivery Adjustment and any other
                                      variable relevant to the exercise,
                                      settlement or payment terms of each such
                                      Transaction. In addition, the Calculation
                                      Agent will determine if the change in the
                                      volatility of the New Shares (as compared
                                      with the Shares) affects the theoretical
                                      value of any such Transaction, and if so,
                                      shall in a commercially reasonable manner
                                      make an adjustment to the Appreciation Cap
                                      to reflect such change in theoretical
                                      value. Any adjustment made pursuant to
                                      this paragraph will be effective as of the
                                      date determined by the Calculation Agent
                                      on or following the Merger Date.
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NATIONALIZATION, INSOLVENCY,     Cancellation and Payment
HEDGING DISRUPTION EVENT,
BORROW LOSS OR INCREASE IN
BORROW COSTS:

Definitions:                     The definition of "Merger Event" in Section
                                 9.2(a) of the Equity Definitions shall be
                                 amended by deleting subsection 9.2(a)(iii) in
                                 its entirety and replacing it with the
                                 following:

                                 "(iii) other takeover offer for the Shares that results in a transfer of or an irrevocable commitment to transfer 25% or more of all the outstanding Shares (other than the Shares owned or controlled by the offeror)"

                                 For purposes of the definition of "Cancellation and Payment" in Sections 9.3(c)(ii), 9.3(d)(ii) and 9.6, this Transaction shall be deemed to be a Share Option Transaction. The amount payable upon Cancellation and Payment will be the amount agreed upon promptly by the parties after the Merger Date or the date of the occurrence of the Nationalization, Insolvency,
                                 Hedging Disruption Event, Increase in Borrow
                                 Costs or Borrow Loss, as the case may be. In the absence of such agreement, the amount payable will be determined by the Calculation
                                 Agent in a commercially reasonable manner
                                 (without the requirement of soliciting dealer quotations) as the fair value of the Transaction with terms that would preserve the economic equivalent of any payment or delivery
                                 (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Nationalization, Insolvency,
                                 Hedging Disruption Event, Increase in Borrow
                                 Costs, Borrow Loss or Merger Event, as
                                 applicable. The Calculation Agent will
                                 determine the amount payable on the basis of the factors identified in subparagraphs (i),
                                 (ii) and (iii) in Section 9.7(b) and such other factors as it deems appropriate in a commercially reasonable manner.

Additional Extraordinary
Events:                          "Hedging Disruption Event" means that the
                                 Shares cease to be listed on or quoted by the Exchange, the Nasdaq Global Select Market, the
                                 Nasdaq Global Market or the American Stock
                                 Exchange for any reason (other than a Merger
                                 Event).

                                 If an Increase in Borrow Costs occurs, then by the Valuation Time on the day such event occurs, Party B shall:

                                 (a) (i) permit Party A to use the Shares posted as Posted Collateral and the Independent Amount pursuant to Section 6(c) of the Credit Support
                                 Annex and (ii) ensure that such Shares are freely tradable and have been converted into book-entry form; or

                                 (b) agree to adjustments to the terms of this Transaction to reflect the Total Borrow Cost, which adjustments will be determined by the Calculation Agent in a commercially reasonable manner; or

                                 (c) agree to pay the Total Borrow Cost.

                                 If Party B does not agree to (a), (b) or (c) by
                                 the Valuation Time on the day on which the
                                 Increase in Borrow Costs occurs, Cancellation
                                 and Payment shall immediately be applicable.
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                                 If a Borrow Loss occurs, the Calculation Agent
                                 shall notify Party A and Party B and
                                 Cancellation and Payment shall immediately be
                                 applicable unless, by the later of the
                                 Valuation Time on the day on which the Borrow
                                 Loss occurs or three hours after such
                                 notification, (i) Party B permits Party A to
                                 use the Shares posted as Posted Collateral and
                                 the Independent Amount pursuant to Section 6(c)
                                 of the Credit Support Annex and (ii) such
                                 Shares are freely tradable and have been
                                 converted into book-entry form.

                                 Party B acknowledges and understands that any use of the Shares posted as Posted Collateral pursuant to Section 6(c) of the Credit Support
                                 Annex may require Party B to provide an opinion of counsel and other documentation in a form acceptable to the Issuer and the transfer agent for the Shares to ensure the conversion of such Shares into book-entry form prior to the occurrence of the Borrow Loss or the Increase in Borrow Costs, as applicable.

                                 If Party A is permitted to use the Shares posted as Posted Collateral pursuant to Section
                                 6(c) of the Credit Support Annex, Party A shall adjust the terms of this Transaction in a commercially reasonable manner to reflect its lower borrowing costs for the period that Party
                                 A is permitted to use the Shares (which
                                 borrowing costs will reflect the interest rate earned by Party A on any collateral posted to Party B in connection with such use).

                                 The Calculation Agent shall notify both parties as soon as the average rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction is at or below
                                 1% (determined on an annualized basis).

                                 "Borrow Cost" means the difference between the actual rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction and the General
                                 Collateral Rate, multiplied by the closing price per Share quoted by the Exchange at the Valuation Time on the preceding Exchange
                                 Business Day, multiplied by the Hedge Delta on the preceding Exchange Business Day, calculated on an actual/360 basis, as determined by the Calculation Agent in a commercially reasonable manner.

                                 "Borrow Loss" means that it becomes
                                 impracticable for Party A to borrow Shares equal to its desired Hedge Delta on any day, as determined by the Calculation Agent in a commercially reasonable manner.

                                 "General Collateral Rate" means the general collateral rebate rate earned by market participants in general on collateral posted for U.S. liquid equity securities as determined by the Calculation Agent in a commercially reasonable manner. The Calculation Agent will provide evidence of the General Collateral Rate to either party upon request.

                                 "Hedge Delta" means the number of Shares
                                 borrowed by Party A in connection with this
                                 Transaction, as determined by the Calculation
                                 Agent in a commercially reasonable manner.
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                                 "Increase in Borrow Costs" means that the
                                 actual rebate earned by Party A on collateral
                                 posted for any Shares borrowed in connection
                                 with this Transaction is at or below zero for
                                 ten (10) days or longer, as determined by the
                                 Calculation Agent in a commercially reasonable
                                 manner.

                                 "Total Borrow Cost" means the Borrow Cost for every day from the day on which the Increase in Borrow Costs occurs until the final Delivery
                                 Date, the Cash Settlement Payment Date or the effective date for any Elected Termination, as applicable.

Announcement Event:              If an Announcement Event occurs, the
                                 Calculation Agent will determine the economic
                                 effect of any change in volatility and/or
                                 liquidity relevant to the Shares or to the
                                 Transaction caused by the Announcement Event on
                                 the theoretical value of the Transaction from
                                 the Announcement Date to the Valuation Date. If
                                 such economic effect is (i) material and (ii)
                                 has continued, or is continuing, for a period
                                 of 30 days from the Announcement Event, on the
                                 Valuation Date the Calculation Agent shall in a
                                 commercially reasonable manner make an
                                 adjustment to the Appreciation Cap to reflect
                                 such change in theoretical value; provided that
                                 such adjustment shall not exceed USD 2.00 (as
                                 adjusted pursuant to "Method of Adjustment"
                                 above). "ANNOUNCEMENT EVENT" shall mean the
                                 occurrence of the Announcement Date of a
                                 Share-for-Other Merger Event or a
                                 Share-for-Combined Merger Event where Other
                                 Consideration represents more than 50% of the
                                 total value of the Combined Consideration.

Change in Law:                   "Change in Law" means that, on or after the
                                 Trade Date (A) due to the adoption of or any
                                 change in any applicable law or regulation, or
                                 (B) due to the promulgation of or any change in
                                 the interpretation by any court, tribunal or
                                 regulatory authority with component
                                 jurisdiction of any applicable law or
                                 regulation, a party to such Transaction
                                 determines in good faith that it has become
                                 illegal to hold, acquire or dispose of Shares
                                 relating to this Transaction.

                                 Upon the occurrence of a Change in Law event
                                 either party may elect to terminate this
                                 Transaction upon at least two Exchange Business
                                 Days' notice to the other party specifying the
                                 date of such termination (or such lesser notice
                                 as any be required to comply with the Change of
                                 Law), in which event the Transaction will
                                 terminate and the Calculation Agent will
                                 determine any amount payable by one party to
                                 the other.
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Bankruptcy Code:                 Without limiting any other protections under
                                 the Bankruptcy Code (Title 11 of the United
                                 States Code) (the "Bankruptcy Code"), the
                                 Parties hereto intend for:

                                 (a) This Transaction and the Agreement to be a "swap agreement" as defined in the Bankruptcy
                                 Code, and the parties hereto to be entitled to the protections afforded by, among other
                                 Sections, Section 560 of the Bankruptcy Code.

                                 (b) A party's right to liquidate this
                                 Transaction and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement or this Transaction to constitute a "contractual right" as described in Section 560 of the Bankruptcy
                                 Code.

                                 (c) Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Transaction or the Agreement to constitute
                                 "transfers" under a "swap agreement" as defined in the Bankruptcy Code.

                                 (d) All payments for, under or in connection with this Transaction or the Agreement, all payments for any securities or other assets and the transfer of such securities or other assets to constitute "transfers" under a "swap agreement" as defined in the Bankruptcy Code.

Party B Representations:         In addition to the representations set forth in
                                 the Agreement, Party B further represents that;

                                 (a) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from this Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with this Transaction.

                                 (b) Party B is not in possession of any
                                 material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction.

                                 "Material" information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of the Issuer(s).

                                 (c) Party B is the legal and beneficial owner of the Shares, free and clear of any Encumbrances or any Transfer Restrictions
                                 (other than transfer restrictions arising under the 1933 Act and other than under the Stockholder's Agreement), and, upon the transfer of the Shares to Party A in settlement of this Transaction (except to the extent that Party B elects the Cash Settlement option, if any) Party A will acquire good and marketable title and will be the beneficial owner of the Shares, free and clear of any Encumbrances or any Transfer Restrictions.

                                 "Encumbrance" means any pledge, hypothecation,
                                 assignment,
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
                                 encumbrance, charge, claim, security interest,
                                 option, preference, priority or other
                                 preferential arrangement of any kind or nature
                                 whatsoever, or other charge, claim or other
                                 encumbrance (other than an Encumbrance
                                 routinely imposed on all securities in the
                                 relevant Clearance System).

                                 "Transfer Restriction" means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any person, including, without limitation, the Issuer or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to be given to the Issuer, any other obligor on or any registrar or transfer agent for, such security or other property, and (iv) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law
                                 (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the 1933 Act).

                                 (d) As of the date hereof (without giving effect to the transactions contemplated hereby)
                                 Party B is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of
                                 1934 (the "1934 Act")) of 36,504,308 Shares,
                                 which constitutes approximately 18.7% of the outstanding Shares of the Issuer (as at February 15, 2007). Party B is currently, and in the past has been, in compliance with any applicable reporting and other obligations under Section 13 and Section 16 of the 1934
                                 Act. Party B shall comply with all applicable reporting and other requirements of Section 13 and Section 16 of the 1934 Act (and the rules and regulations promulgated thereunder) relating to this Transaction. Party B will provide Party A with a draft of any amendments to its Schedule 13D which relate to the Transaction and will give Party A a reasonable opportunity to comment on the draft. Party B shall promptly file all amendments to its
                                 Schedule 13D in a form reasonably acceptable to Party A.

                                 (e) Party B's entry into this Transaction, any sale of Shares hereunder, the pledge of any Eligible Collateral hereunder and Party A's exercise of all rights and remedies hereunder with respect to such Eligible Collateral complies with and is not in any way limited by
                                 (i) any trading or "blackout" policies of the Issuer or (ii) any other conditions or restrictions imposed by the Issuer on the sale, transfer, loan, pledge, disposition or other use by its employees of any Eligible Collateral or Shares.

                                 (f) Party B acquired the Shares and paid for the Shares in full more

        Risk ID: N[_____] / Effort ID: [_____] / Global Deal ID: 2883070

                                 than one year prior to the Trade Date. Party B did not acquire the Shares in contemplation of, or in a transaction that was contingent upon, entering into this Transaction.

                                 (g) Neither Party B nor any person who would be considered to be the same "person" (as such term is used in Rule 144(a)(2) under the 1933
                                 Act, has sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares during the preceding three (3) months prior to the Trade
                                 Date. For purposes of this paragraph, "Shares" shall be deemed to include securities convertible into or exchangeable or exercisable for Shares and any other security or instrument that would be subject to aggregation under paragraphs (a)(2) and (e) of Rule 144 under the 1933 Act.

                                 (h) Party B has not made, and will not make, any payment in connection with the offering or sale of the Shares to any person other than Party A.

                                 (i) Party B has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy
                                 Shares in anticipation of or in connection with any proposed sale of the Shares.

                                 (j) The Shares constituting Posted Collateral are currently eligible for public resale by Party B pursuant to Rule 144 under the 1933
                                 Act. Party B acknowledges and agrees that (i) the entering into of this Confirmation will constitute a sale for purposes of Rule 144,
                                 (ii) Party B has not taken and will not take any action that would cause the sale made pursuant to this Confirmation to fail to meet all applicable requirements of Rule 144, including without limitation, the volume limitations of Rule 144(e).

MUTUAL REPRESENTATION:           Party A and Party B each represent that the
                                 Number of Shares will not exceed the greater of
                                 (i) 1% of the outstanding Shares as shown by
                                 the most recent report or statement published
                                 by the Issuer, or (ii) the average reported
                                 weekly volume of trading in the Shares during
                                 the four calendar weeks preceding the Trade
                                 Date.

COVENANTS:                       (a) Party B will transmit three signed copies
                                 of a Form 144 for filing with the Securities
                                 and Exchange Commission (the "SEC"), the
                                 Exchange and the Issuer concurrently with the
                                 execution of this Confirmation.

                                 (b) Party B will send to Party A via facsimile a copy of each Form 144 and each filing under
                                 Section 13 or 16 of the Exchange Act, if any, relating to this Transaction concurrently with filing or transmission for filing, as the case may be, of such form to or with the SEC.

                                 (c) Party A covenants that, through its
                                 affiliate Lehman Brothers Inc., it will
                                 introduce into the public market a number of Shares equal to the Number of Shares in a manner consistent with the manner-of-sale conditions described in 144(f) and (g) under the 1933 Act.

        Risk ID: N[_____] / Effort ID: [_____] / Global Deal ID: 2883070

                                 (d) Each party acknowledges and agrees that upon execution of this Confirmation, this Confirmation shall constitute a "binding commitment" within the meaning of the interpretive letter from the SEC to Goldman, Sachs & Co. dated December 20, 1999.

Elected Termination:             Party B may elect to terminate this Transaction
                                 upon mutually agreed upon terms. The
                                 Calculation Agent will calculate any amounts
                                 owing upon such early termination in a
                                 commercially reasonable manner. Upon request,
                                 the Calculation Agent will provide the
                                 assumptions it used to calculate any amounts
                                 owing.

Payments on Early Termination:   Party A and Party B agree that for this
                                 Transaction, for purposes of Section 6(e) of
                                 the Agreement, Loss and the Second Method will
                                 apply.

Additional Provision:            Party B hereby identifies the Shares initially
                                 pledged as Posted Collateral under this
                                 Transaction as a position with respect to
                                 personal property that is an offsetting
                                 position with respect to Party B's rights and
                                 obligations hereunder and that is part of a
                                 "straddle" with such rights and obligations
                                 within the meaning of section 1092 of the
                                 Internal Revenue Code of 1986, as amended, and
                                 Party A acknowledges that Party B has
                                 identified the Shares for that purpose.

Calculation Agent:               Lehman Brothers Inc., whose adjustments,
                                 determinations and calculations shall be made
                                 in a commercially reasonable manner.

THIS TRANSACTION HAS BEEN ENTERED INTO FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; THIS TRANSACTION MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning it to us at facsimile number 646-885-9546, Attention:
Documentation.

Yours sincerely,                        Confirmed as of the date first above
                                        written:
LEHMAN BROTHERS FINANCE S.A.            SMITHKLINE BEECHAM CORPORATION


By: /s/ Markus Bormann                  By: /s/ Donald F. Parman
    ---------------------------------       ------------------------------------
Name: Markus Bormann                    Name: Donald F. Parman
      -------------------------------         ----------------------------------
Title: Director                         Title: Vice President
       ------------------------------          ---------------------------------


By: /s/ Barbara Grob
    ---------------------------------
Name: Barbara Grob
      -------------------------------
Title: Authorised Signatory
       ------------------------------

Execution time will be furnished upon Counterparty's written request.

        Risk ID: N[_____] / Effort ID: [_____] / Global Deal ID: 2883070